Exhibit 99.1
For Immediate Release
Builders FirstSource Reports Fourth Quarter and Fiscal Year 2009 Results
February 18, 2010 (Dallas, TX) — Builders FirstSource, Inc. (NasdaqGS: BLDR), a leading supplier and manufacturer of structural and related building products for residential new construction in the United States, today reported its results for the fourth quarter and fiscal year ended December 31, 2009.

	Fourth Quarter and Fiscal Year Financial Highlights (unaudited)
	Fourth Quarter	Diluted	Fourth Quarter	Diluted
	2009	Per Share	2008	Per Share

Sales	$154.0 million		$192.9 million
Income (loss) from continuing operations	$6.2 million	$0.16	$(48.2) million	$(1.24)

Included in the calculation of income (loss) from continuing operations:
Asset impairments	$0.00 million	$0.00	$36.8 million	$0.66
Tax valuation allowance	$(21.1) million	$(0.53)	$4.3 million	$0.11

Adjusted income (loss) from continuing operations*	$(14.9) million	$(0.37)	$(18.3) million	$(0.47)

Adjusted EBITDA*	$(12.2) million		$(11.3) million

	Fiscal Year	Diluted	Fiscal Year	Diluted
	2009	Per Share	2008	Per Share

Sales	$677.9 million		$992.0 million
Loss from continuing operations	$(56.9) million	$(1.45)	$(120.6) million	$(3.10)

Included in the calculation of loss from continuing operations:
Asset impairments	$0.5 million	$0.00	$46.9 million	$0.82
Tax valuation allowance	$3.9 million	$0.10	$31.6 million	$0.81

Adjusted loss from continuing operations*	$(52.7) million	$(1.35)	$(57.0) million	$(1.47)

Adjusted EBITDA*	$(35.1) million		$(32.4) million

*	See reconciliation attached.

Builders FirstSource Reports Fourth Quarter and Fiscal 2009 Results (continued)
“We saw an improving trend in housing starts towards the end of 2009, as the national seasonally adjusted annual rate for single-family starts increased from 393,000 at the end of 2008, to 477,000 at the end of 2009,” said Floyd Sherman, Builders FirstSource Chief Executive Officer. “However, actual single-family starts dropped 28.4 percent from 622,000 starts in 2008, to 445,200 starts in 2009. Quarter-over-quarter, national single-family starts were relatively flat, but multi-family starts continued to decline, dropping 62 percent quarter-over-quarter. While our 2009 sales and gross margin were down $314.1 million and $73.1 million, respectively, from 2008, our adjusted EBITDA decreased only $2.7 million. This was accomplished through our continued focus on reducing operating expenses by managing headcount and rationalizing capacity in order to become a more efficient company.”
Mr. Sherman continued, “Although we have seen some recent stabilization in single-family housing starts, single-family units under construction decreased almost 28 percent in the current quarter as compared to the fourth quarter of 2008. Historically, units under construction have declined at a similar, and often times slower, rate than starts. However, this trend changed in June 2009, and since that time single-family units under construction have fallen 32 percent, while single-family starts have fallen only 12 percent, compared to the same period of 2008. For reasons that are unclear, the industry is experiencing delays in housing starts moving to units under construction. A start is triggered once the dirt work begins. Once the foundation has been established, the start becomes a unit under construction, at which time our potential for revenue begins. The continued decline in the number of homes in the construction pipeline has negatively impacted our revenue. This same trend held true for building activity in the south region, as defined by the U.S. Census Bureau (“South Region”), which encompasses our entire current geographical footprint.”
Commenting on fourth quarter results, Chad Crow, Builders FirstSource Senior Vice President and Chief Financial Officer, added, “Our sales were $154 million, down $38.9 million, or 20.2 percent, from the fourth quarter of 2008. While single-family starts in the South Region were up 9.3 percent quarter-over- quarter, single-family units under construction were down over 28 percent. Gross margin was 19.7 percent in the current quarter, down from 21.5 percent in the fourth quarter of 2008. Continued pricing pressure combined with lower sales volume negatively impacted gross margins. We were, however, able to limit the cash flow impact of the sales and gross margin decline by reducing our operating expenses. Adjusted EBITDA was negative $12.2 million in the current quarter, down only $0.9 million from the fourth quarter of 2008 on $38.9 million less sales.”
Mr. Crow continued, “We ended the quarter with available liquidity of $68.4 million, which consisted of cash of $84.1 million less $15.7 million on deposit supporting a shortfall in our $35 million minimum liquidity covenant. These amounts do not reflect our rights offering and debt exchange, which closed in January 2010. Net cash used for the fourth quarter of 2009 was $5.8 million, excluding $4.7 million of payments related to the recapitalization transaction and a $1.7 million payment to settle one of our interest rate swaps. Net cash used for the year was only $28.1 million, excluding these same costs as well as revolving credit activity and federal income tax refunds. Reductions in working capital contributed approximately $9.5 million in cash during the quarter and $34.4 million for the year. We do not expect the monetization of working capital to be a significant source of cash in 2010. Our asset utilization continued to improve as our working capital expressed as a percentage of sales was 9.4 percent, excluding cash and income tax receivables, down from 13.3 percent in the fourth quarter of last year. Accounts receivable days decreased to 37.8 days for the quarter from 45.8 days last year as we were successful in collecting older accounts and reducing our overall delinquency rate. Our inventory turns for the quarter improved to 9.9x from 7.7x last year. Partially offsetting these improvements, accounts payable days fell to 28.5 days from 30.2 days last year. Our focus on working capital management resulted in cash conversion days dropping to 46.1 days for the quarter, a 17.1 day improvement over the fourth quarter of 2008.”

Builders FirstSource Reports Fourth Quarter and Fiscal 2009 Results (continued)
Fourth Quarter 2009 Results Compared to Fourth Quarter 2008
(See accompanying financial schedules for full financial details and reconciliations of Non-GAAP financial measures to their GAAP equivalents.)
•	Sales were $154.0 million compared to $192.9 million last year, a decline of $38.9 million or 20.2 percent. Commodity inflation in the current quarter increased sales by an estimated 2 percent, indicating a drop in sales volume of approximately 22 percent. During the current quarter, single-family starts in the South Region were up 9.3 percent, but single-family units under construction fell over 28 percent. Historically, we have measured our market share gains and losses based upon starts in our specific markets, which have generally shown a strong correlation to units under construction. However, the current disparate trend between starts and units under construction has produced uncertain results from these calculations; though our sales per unit under construction increased 11.3 percent during the quarter, indicating we may have gained market share.

•	Gross margin percentage was 19.7 percent, down from 21.5 percent, a 1.8 percentage point decrease. Specifically, our gross margin percentage decreased 1.4 percentage points due to price, 0.3 percentage points due to volume (a result of fixed costs within costs of goods sold) and 0.1 percentage points due to a shift in sales mix.

•	SG&A expenses decreased $13.4 million, or 21.2 percent. As a percentage of sales, SG&A expense decreased from 32.7 percent in 2008 to 32.3 percent in 2009, on $38.9 million less sales. Average full-time equivalent employees, excluding discontinued operations, for the fourth quarter 2009 were 2,800, down 25.4 percent from the fourth quarter 2008 average. Our salaries and benefits expense, excluding stock compensation expense, fell $7.3 million, or 21.9 percent. This decline was near 100 percent variable with our sales volume decline of 22 percent. Delivery expenses fell $1.8 million, or 16.0 percent, stock compensation expense fell $1.8 million, or 82.4 percent, and Office G&A expenses fell $1.7 million, or 17.5 percent.

•	There were no asset impairment charges in the fourth quarter of 2009. In the fourth quarter of 2008, we recorded asset impairment charges of $36.8 million before tax, or $0.66 per share net of tax. We recorded a goodwill impairment charge of $36.4 million related to our Florida business unit and an asset impairment charge of $0.4 million related to land we have held for sale.

•	Interest expense was $7.5 million in the current quarter, an increase of $0.7 million from the fourth quarter of 2008.

•	Loss from continuing operations before income taxes was $27.0 million, or a loss of $0.68 per diluted share, compared to $65.5 million, or a loss of $1.68 per diluted share, in the fourth quarter of 2008.

•	We recorded an income tax benefit of $33.2 million during the quarter compared to $17.3 million in the fourth quarter of 2008. Our benefit was increased during the current quarter by a reduction of the after-tax, non-cash valuation allowance of $21.1 million, or $0.53 per share, primarily due to recently enacted tax legislation that allowed for an extended carryback of net operating losses generated in 2009. We recorded an after-tax, non-cash valuation allowance of $4.3 million, or $0.11 per share, related to our net deferred tax assets in the fourth quarter of 2008. Absent the valuation allowance and impacts of changes in tax law, our tax benefit rate would have been 36.9 percent for the fourth quarter of 2009. Absent the valuation allowance and the non-deductible

Builders FirstSource Reports Fourth Quarter and Fiscal 2009 Results (continued)
portion of the goodwill impairment for the fourth quarter of 2008, our tax benefit rate would have been 37.5 percent.

•	Income (loss) from continuing operations was $6.2 million, or $0.16 per diluted share, compared to a loss of $48.2 million, or $1.24 loss per diluted share, in the same quarter last year. Excluding the valuation allowance, our loss from continuing operations per diluted share was $0.37 for the current quarter compared to a loss of $0.47 for the fourth quarter of 2008, excluding the valuation allowance and asset impairment.

•	Income (loss) from discontinued operations, which includes the results of our discontinued Ohio and New Jersey operations, represented income of $0.3 million, or $0.01 per diluted share, for the fourth quarter of 2009, compared to a loss of $10.7 million, or $0.27 loss per diluted share, for the fourth quarter of 2008.

•	Net income was $6.6 million, or $0.17 per diluted share, compared to net loss of $58.9 million, or $1.51 loss per diluted share, in the fourth quarter of 2008.

•	Diluted weighted average shares outstanding were 39.9 million compared to 38.9 million.

•	Adjusted EBITDA was a loss of $12.2 million compared to a loss of $11.3 million last year. See reconciliation attached.
Fiscal Year 2009 Financial Results Compared to Fiscal Year 2008
(See accompanying financial schedules for full financial details and reconciliations of Non-GAAP financial measures to their GAAP equivalents.)
•	Sales were $677.9 million compared to $992.0 million, a decline of $314.1 million or 31.7 percent. Commodity deflation in 2009 decreased sales by an estimated 3 percent, indicating a drop in sales volume of approximately 29 percent. During 2009, single-family starts in the South Region were down 28.3 percent but single-family units under construction fell 37.7 percent. Historically, we have measured our market share gains and losses based upon starts in our specific markets, which have generally shown a strong correlation to units under construction. However, the current disparate trend between starts and units under construction has produced uncertain results from these calculations; though our sales per unit under construction increased 9.7 percent during 2009, indicating we may have gained market share.

•	Gross margin percentage was 21.0 percent, down from 21.7 percent, a 0.7 percentage point decline from last year. Specifically, our gross margin percentage decreased by 0.6 percentage points due to volume (fixed costs in costs of goods sold) and 0.3 percentage points due to a shift in sales mix toward installed product sales, which carry a lower gross margin percentage than distributed sales. Our gross margin percentage increased by 0.2 percentage points due to price.

•	Selling, general and administrative expenses decreased $78.6 million, or 28.1 percent. As a percentage of sales, however, SG&A expense increased from 28.2 percent in 2008 to 29.7 percent in 2009 which is reflective of fixed cost items becoming a larger percentage of our SG&A. Average full time equivalent employees, excluding discontinued operations, for 2009 were 33.0 percent lower than 2008, while our salaries and benefits expense, excluding stock compensation expense, fell $45.1 million, or 28.8 percent, adjusting close to 100 percent variable with our sales volume decline of 29 percent. Delivery expenses fell $13.9 million, or 26.2 percent, stock

Builders FirstSource Reports Fourth Quarter and Fiscal 2009 Results (continued)
compensation expense fell $5.6 million, or 65.0 percent, occupancy expenses fell $3.7 million, or 15.9 percent, and Office G&A expenses fell $9.0 million, or 27.5 percent.

•	We recorded an asset impairment charge of $0.5 million, or $0.00 per diluted share net of tax, related to land we have held for sale. In the prior year, we recorded asset impairment charges of $46.9 million before tax, or $0.82 per diluted share net of tax. We recorded goodwill impairment charges of $39.9 million related to our Florida business unit. Additionally, we recorded asset impairment charges of $7.0 million which consisted of $4.4 million of other intangible assets, $2.2 million of fixed assets, and $0.4 million related to land held for sale.

•	We recorded facility closure costs of $1.2 million in both 2009 and 2008. The majority of the facility closure costs relate to future lease obligations on our closed facilities.

•	Interest expense was $27.0 million in 2009, an increase of $1.4 million over 2008 primarily due to the write-off of $1.2 million in debt issue costs related to the reduction of our revolving credit facility from $350 million to $250 million in the first quarter of 2009.

•	We recorded an income tax benefit of $30.8 million during 2009 compared to a tax benefit of $17.7 million during 2008. Our benefit was reduced by an after tax, non-cash valuation allowance of $3.9 million, or $0.10 per share, and $31.6 million, or $0.81 per share, related to our net deferred tax assets for 2009 and 2008, respectively. Absent the valuation allowance and impacts of changes in tax law for 2009, as well as the non-deductible portion of the goodwill impairment for 2008, our effective tax rate would have been 37.2 percent and 38.0 percent, for 2009 and 2008, respectively.

•	Loss from continuing operations was $56.9 million, or $1.45 loss per diluted share, compared to $120.6 million, or $3.10 loss per diluted share.

•	Loss from discontinued operations, which includes the results of our discontinued Ohio and New Jersey operations, was $5.0 million, or $0.13 per diluted share, for 2009, compared to $18.9 million, or $0.49 loss per diluted share, for 2008.

•	Net loss was $61.9 million, or $1.58 loss per diluted share, in 2009 compared to $139.5 million, or $3.59 loss per diluted share, in 2008.

•	Diluted weighted average shares outstanding were 39.2 million compared to 38.8 million.

•	Adjusted EBITDA was a loss of $35.1 million compared to a loss of $32.4 million for 2008. See attached reconciliation.
Liquidity and Capital Resources
•	Our available liquidity was $68.4 million at December 31, 2009, and outstanding borrowings under our revolving credit facility were $20 million. Borrowing availability at December 31, 2009, was $0, as approximately $15.7 million of our $84.1 million cash balance at year-end supported a shortfall in the $35.0 million minimum liquidity covenant under our revolving credit facility.

•	Operating cash flow was $(2.7) million in the current year compared to $(28.9) million in 2008.

Builders FirstSource Reports Fourth Quarter and Fiscal 2009 Results (continued)
•	Capital expenditures were $2.1 million in 2009 as compared to $8.2 million in 2008.
Rights Offering and Debt Exchange
On January 22, 2010, we announced the completion of our rights offering and debt exchange. The closing of these transactions reduced our long-term debt by $130 million and extended the maturity of $139.7 million of our remaining debt of $169.2 million to 2016. The rights offering also provided $65 million in net proceeds to the company, resulting in an estimated cash position at closing of $142 million. We also expect to receive a $32-$34 million income tax refund in the second quarter of 2010.
Outlook
The company cannot predict the duration of the current market conditions or the strength of future recovery in the housing market. We believe housing starts will stabilize and may improve slightly in certain markets in 2010. The extension of the federal tax credit for first-time homebuyers is expected to contribute somewhat to this improvement. Increased competitive pressure arising from the current conditions may continue to have a negative impact on our sales, gross margins and operating results and may be a limiting factor in our ability to grow market share.
Mr. Sherman concluded, “The successful closing of our rights offering and debt exchange in early 2010 allowed us to reduce our outstanding debt by $130 million and extend the maturity of most of our remaining debt until 2016. These transactions along with an income tax refund of $32-$34 million that we expect to receive in the second quarter of 2010 will certainly improve our liquidity position and provide us with a substantial amount of additional cash to help fund our operations during this difficult housing environment, and potentially take advantage of acquisition opportunities. Although these challenging industry conditions persist, we believe that continued execution of our action plan to generate new business, conserve liquidity, contain costs, and prudently manage credit will help us to be a stronger, more efficient company when the housing market begins its recovery.”
Conference Call
To participate in the teleconference, please dial into the call a few minutes before the start time: 888-819-8038 (U.S. and Canada) and 913-312-1302 (international.) A replay of the call will be available at 3:00 p.m. Central Time through February 24th. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international) and refer to pass code 6439008. The live webcast and archived replay can also be accessed on the company’s Web site at www.bldr.com. The online archive of the webcast will be available for approximately 90 days.
About Builders FirstSource
Headquartered in Dallas, Texas, Builders FirstSource is a leading supplier and manufacturer of structural and related building products for residential new construction. The company operates in 9 states, principally in the southern and eastern United States, and has 55 distribution centers and 51 manufacturing facilities, many of which are located on the same premises as our distribution facilities. Manufacturing facilities include plants that manufacture roof and floor trusses, wall panels, stairs, aluminum and vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes windows, interior and exterior doors, dimensional lumber and lumber sheet goods, millwork and other building products. For more information about Builders FirstSource, visit the company’s Web site at www.bldr.com.
Cautionary Notice
Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about the impact of expected market share gains, plans to reduce

Builders FirstSource Reports Fourth Quarter and Fiscal 2009 Results (continued)
costs, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the company’s growth strategies, including gaining market share, or the company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.
# # #
Contact:
M. Chad Crow
Senior Vice President and Chief Financial Officer
Builders FirstSource, Inc.
(214) 880-3585
Financial Schedules to Follow

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended		Fiscal year ended
	December 31,		December 31,
	2009	2008	2009	2008
	(in thousands, except per share amounts)

Sales	$153,963	$192,905	$677,886	$992,014
Cost of sales	123,672	151,371	535,480	776,473

Gross margin	30,291	41,534	142,406	215,541

Selling, general and administrative expenses (includes stock-based compensation expense of $340 and $2,114 for the three months ended in 2009 and 2008, respectively, and $2,861 and $8,474 for the fiscal year ended in 2009 and 2008, respectively)	49,745	63,121	201,403	280,010
Asset impairments	—	36,818	470	46,948
Facility closure costs	10	326	1,200	1,192

Loss from operations	(19,464)	(58,731)	(60,667)	(112,609)
Interest expense, net	7,487	6,752	27,045	25,644

Loss from continuing operations before income taxes	(26,951)	(65,483)	(87,712)	(138,253)
Income tax benefit	(33,181)	(17,284)	(30,823)	(17,670)

Income (loss) from continuing operations	6,230	(48,199)	(56,889)	(120,583)
Income (loss) from discontinued operations (net of income tax benefit of $0 in 2009 and 2008, respectively)	344	(10,680)	(4,965)	(18,911)

Net income (loss)	$6,574	$(58,879)	$(61,854)	$(139,494)

Basic and diluted net income (loss) per share:
Income (loss) from continuing operations	$0.16	$(1.24)	$(1.45)	$(3.10)
Income (loss) from discontinued operations	0.01	(0.27)	(0.13)	(0.49)

Net income (loss)	$0.17	$(1.51)	$(1.58)	$(3.59)

Weighted average common shares:
Basic	39,458	38,936	39,164	38,842

Diluted	39,886	38,936	39,164	38,842

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Sales by Product Category
(unaudited)

	Three months ended December 31,
	2009		2008
	(dollars in thousands)

Prefabricated components	$29,222	19.0%	$36,235	18.8%
Windows & doors	36,294	23.6%	49,294	25.5%
Lumber & lumber sheet goods	39,609	25.7%	43,516	22.6%
Millwork	16,915	11.0%	19,409	10.1%
Other building products & services	31,923	20.7%	44,451	23.0%

Total sales	$153,963	100.0%	$192,905	100.0%

	Fiscal year ended December 31,
	2009		2008
		(dollars in thousands)

Prefabricated components	$129,781	19.1%	$194,173	19.6%
Windows & doors	163,952	24.2%	248,515	25.1%
Lumber & lumber sheet goods	164,627	24.3%	238,719	24.1%
Millwork	72,798	10.7%	102,803	10.4%
Other building products & services	146,728	21.7%	207,804	20.8%

Total sales	$677,886	100.0%	$992,014	100.0%

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(unaudited)

	December 31,	December 31,
	2009	2008
	(in thousands, except per share amounts)

ASSETS
Current assets:
Cash and cash equivalents	$84,098	$106,891
Trade accounts receivable, less allowance of $4,883 and $6,194, respectively	60,723	84,984
Other receivables	39,758	41,516
Inventories	48,022	68,868
Other current assets	7,741	8,358

Total current assets	240,342	310,617
Property, plant and equipment, net	64,025	80,374
Goodwill	111,193	111,193
Other assets, net	19,391	18,956

Total assets	$434,951	$521,140

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts Payable	$39,570	$35,414
Accrued liabilities	28,923	37,794
Current maturities of long-term debt	48	44

Total current liabilities	68,541	73,252
Long-term debt, net of current maturities	299,135	319,182
Other long-term liabilities	20,328	26,232

	388,004	418,666

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 36,347 and 36,128 shares issued and outstanding at December 31, 2009 and 2008, respectively	363	357
Additional paid-in capital	150,240	146,650
Retained deficit	(98,973)	(37,119)
Accumulated other comprehensive loss	(4,683)	(7,414)

Total stockholders’ equity	46,947	102,474

Total liabilities and stockholders’ equity	$434,951	$521,140

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(unaudited)

	Fiscal year ended December 31,
	2009	2008
	(in thousands)
Cash flows from operating activities:
Net loss	$(61,854)	$(139,494)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	17,915	20,833
Asset impairments	470	46,948
Amortization of deferred loan costs	3,763	2,835
Deferred income taxes	411	18,996
Bad debt expense	2,711	4,435
Net non-cash expense from discontinued operations	724	4,653
Non-cash stock based compensation	2,861	8,474
Net gain on sales of assets	(601)	(1,443)
Changes in assets and liabilities:
Receivables	23,030	16,830
Inventories	20,846	26,170
Other current assets	617	915
Other assets and liabilities	(3,555)	2,619
Accounts payable	4,156	(30,397)
Accrued liabilities	(14,240)	(11,251)

Net cash used in operating activities	(2,746)	(28,877)

Cash flows from investing activities:
Purchases of property, plant and equipment	(2,103)	(8,193)
Proceeds from sale of property, plant and equipment	1,986	5,209
Cash used for acquisitions, net	—	701

Net cash used in investing activities	(117)	(2,283)

Cash flows from financing activities:
Net (payments) borrowings under the revolving credit facility	(20,000)	40,000
Payments of long-term debt and other loans	(43)	(40)
Deferred loan costs	—	(380)
Payment of recapitalization costs	(620)	—
Exercise of stock options	859	1,313
Repurchase of common stock	(126)	(416)

Net cash (used in) provided by financing activities	(19,930)	40,477

Net change in cash and cash equivalents	(22,793)	9,317
Cash and cash equivalents at beginning of period	106,891	97,574

Cash and cash equivalents at end of period	$84,098	$106,891

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures to their GAAP Equivalents
(unaudited — dollars in thousands)
Note:  The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on February 18, 2010.

	Three months ended		Fiscal year ended
	December 31,		December 31,
	2009	2008	2009	2008
Reconciliation to Adjusted EBITDA:
Net income (loss)	$6,574	$(58,879)	$(61,854)	$(139,494)
Reconciling items:
Depreciation and amortization expense	4,033	4,855	17,915	20,833
Interest expense, net	7,487	6,752	27,045	25,644
Income tax benefit	(33,181)	(17,284)	(30,823)	(17,670)
Net gain on sale of assets	(76)	(284)	(601)	(1,443)
(Income) loss from discontinued operations, net of tax	(344)	10,680	4,965	18,911
Asset impairments	—	36,818	470	46,948
Facility closure costs	10	326	1,200	1,192
Severance	43	809	583	1,350
Recapitalization costs	2,958	—	3,186	—
Acquisition costs	—	2,824	—	2,824
Stock compensation expense	340	2,114	2,861	8,474

Adjusted EBITDA	$(12,156)	$(11,269)	$(35,053)	$(32,431)

Adjusted EBITDA as percentage of sales	-7.9%	-5.8%	-5.2%	-3.3%

	Three months ended		Three months ended
	December 31, 2009		December 31, 2008
	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Reconciliation to Adjusted (income) loss from continuing operations:
Income (loss) from continuing operations		$6,230		$(48,199)
Reconciling items:
Asset impairments	—	—	36,818	25,553
Tax valuation allowance		(21,130)		4,320

Adjusted income (loss) from continuing operations		$(14,900)		$(18,326)

Weighted average diluted shares outstanding		39,886		38,936

Adjusted income (loss) from continuing operations per diluted share		$(0.37)		$(0.47)

	Fiscal year ended		Fiscal year ended
	December 31, 2009		December 31, 2008
	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax

Reconciliation to Adjusted loss from continuing operations:
Loss from continuing operations		$(56,889)		$(120,583)
Reconciling items:
Asset impairments	470	288	46,948	32,026
Tax valuation allowance		3,882		31,601

Adjusted loss from continuing operations		$(52,719)		$(56,956)

Weighted average diluted shares outstanding		39,164		38,842

Adjusted loss from continuing operations per diluted share		$(1.35)		$(1.47)